Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

LOGIC DEVICES INCORPORATED

William J. Volz certifies that:

He is the President and the Secretary, respectively, of LOGIC DEVICES INCORPORATED, a California corporation.

The Articles of Incorporation of this corporationg are amended and restated in their entirety as follows:

I

The name of this corporation is LOGIC DEVICES INCORPORATED.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated under the California Corporations Code.

III

(a)  The corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred the corporation shall have authority to issue is 1,000,000 and the total number of shares of Common the corporation shall have authority to issue is 10,000,000.

(b) Upon the effective date of this amendment, all outstanding shares of Common are hereby combined and converted into new shares of Common at the ratio of 5.6975 outstanding shares to one (1) new share.

(c) The Preferred may be issued in series. The first series of Preferred shall be designated Series A Preferred Stock ("Series A Preferred") and shall consist of Five Thousand (5,000) shares, with the rights, preferences, privileges and restrictions as set forth in paragraph (d) below. The Board of Directors is authorized to fix the number of shares of any other series, and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such wholly unissued series of Preferred and, within the limitations and restrictions stated in any resolution or resolutions of the Board of Directors originally affixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares in any such series subsequent to the issue of shares of that series.

(d) The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or the shares of capital stock or the holders thereof are as follows:

Section 1. General Definitions. For purposes of this Article the following definitions shall apply:

'Junior Shares' shall mean all Common and any other shares of the corporation other than the Preferred.

'Subsidiary' shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by the corporation or by one or more of such subsidiaries.

Section 2.  Dividend Rights of Preferred.  The holders of the Series A Preferred shall be entitled to receive, out of funds legally available therefor, cash dividends at the rate of Ninety Dollars ($90.00) per annum, and no more, payable in preference and priority to any payment of any dividends on Junior Shares, when and as declared by the Board of Directors. The right to such dividends on the Series A Preferred shall not be cumulative, and no right shall accrue to holders of Series A Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year. After dividends in the amount of Ninety Dollars ($90.00) per share on the Series A Preferred have been paid or declared and set apart in any one fiscal year of the corporation, if the Board of Directors shall elect to declare additional dividends out of funds legally available therefor in that fiscal year, such additional dividends shall be declared solely on Junior Shares.

In the event that the corporation shall have declared and unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Series A Preferred (as provided hereof), the corporation shall pay in cash to the holder(s) of Series A Preferred subject to conversion the full amount of any such dividends.

Section 3. Liquidation Preferences

  In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Junior Shares by reason of their ownership thereof, the amount of One Thousand Dollars ($1,000) per share for each share of Series A Preferred, then held by them (as appropriately adjusted for any stock dividends, stock splits, recapitalization, consolidation or the like), and, in addition, an amount equal to all declared but unpaid dividends on such Series A Preferred. If, upon occurrence of such event, the assets and funds to be distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred. If the corporation has assets remaining after payment or setting apart for payment has been made to the holders of Series A Preferred of the full amounts to which they are entitled as aforesaid, the holders of Junior Shares shall be entitled to receive ratably all remaining assets of the corporation legally available for distribution.

  For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall not be deemed to be occasioned by, or to include the corporation's sale of all or substantially all of its assets or the acquisition of the corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

  For purposes of this Section 3, if the distributions or consideration received by he shareholders of the corporation is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors of the corporation. In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sales price as reported on such exchange or by a consolidated transaction reporting system for the five-day period immediately preceding the date such sale, merger, consolidation or other reorganization is consummated. In the case of publicly traded securities not listed upon an exchange, fair market value shall mean the average last closing bid price as reported by NASDAQ for the five-day period immediately preceding the date such sale, merger, consolidation or other reorganization is consummated.

Section 4. Redemption

  The corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part, the Series A Preferred by paying in cash for each such share to be redeemed the price of One Thousand Twenty Dollars ($1,020) per share (as appropriately adjusted for any stock dividends, stock splits, recapitalization, consolidation or the like), together with an amount equal to any declared but unpaid dividends to the date fixed for redemption. Such amount is hereinafter referred to as the "Redemption Price."

  At least twenty (20) days prior to the date fixed for any redemption of Series A Preferred (hereinafter referred to as the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record of Series A Preferred to be redeemed, at the holder's post office address last shown on the records of the corporation, notifying such holder of the election of the corporation to redeem such shares, specifying the Redemption Date, the applicable Redemption Price, and the date on which such holder's Conversion Rights (as defined in Section 5) as to such shares terminate and calling upon such holder to surrender to the corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or after the Redemption Date, each holder of Series A Preferred to be redeemed shall surrender the certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, all rights of the holders of Series A Preferred designated for redemption in the Redemption Notice as holders of Series A Preferred of the corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease and terminate with respect to such shares, and such shares shall not subsequently be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

  On or prior to the Redemption Date, the corporation shall deposit the Redemption Price of all shares of Series A Preferred designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the corporation that such holder has surrendered such holder's share certificate to the corporation pursuant to Section 5(B). Such instructions shall also provide that any funds deposited by the corporation pursuant to Section 5(C) for the redemption of shares subsequently converted into shares of Common pursuant to Section 5 no later than the fifth (5th) day preceding the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any funds deposited by the corporation pursuant to this Section 4(C) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the corporation upon its request expressed in a resolution of its Board of Directors.

  In the event of a redemption of only a part of the outstanding shares of Series A Preferred, the corporation shall effect such redemption ratably according to the number of shares held by each holder of the Series A Preferred.

Section 5. Conversion

  Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share on or prior to the firth (5th) business day prior to such date, if any, as may have been fixed for the redemption thereof in any call for redemption pursuant to Section 4 hereof, at the office of the corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common, as is determined by dividing One Thousand Dollars ($1,000) by the Conversion Price determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion (the "Conversion Price") shall initially be Six Dollars ($6.00) provided, however, the Conversion Price shall be adjusted to be equal to the price at which the corporation first offers shares or its Common for sale to the public pursuant to an underwritten public offering under the Security Act of 1933, as amended, provided such offering becomes effective prior to June 30, 1989. Such Conversion Price shall also be subject to further adjustment as hereinafter provided. In the event of a notice of redemption of any shares of Series A Preferred pursuant to Section 4 hereof, the Conversion Rights shall terminate as to the number of shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price, in which case the Conversion Rights for such shares shall continue.

  Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise by entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective fair market value as determined by the Board of Directors. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the corporation at such office that the holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

  Adjustment for Subdivisions and Combinations. If the corporation at any time or from time to time effects a subdivision of the outstanding Common, the Conversion Price of Series A Preferred then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, if the corporation at any time or from time to time combines the outstanding shares of Common, the Conversion Price of Series A Preferred then in effect immediately before the combination shall be proportionately increased. Any adjustment of the Conversion Price of Series A Preferred under this Section 5(C) shall become effective at the close of business on the date the subdivision or combination becomes effective.

  Adjustment for Certain Dividends and Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in shares of Common then and in each such event the Conversion Price of the Series A Preferred then in effect shall be decreased as of the time of such issuance or, in the event such a record date, by multiplying such Conversion Price than in effect by a fraction (1) the numerator of which shall be the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of shares of Common issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(D) as of the time of actual payment of such dividends or distributions.

  Adjustment for Other Dividends and Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common, then and in each event provision shall be made so that the holder of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation which they would have received had their Series A Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series A Preferred.

  Adjustments for Reclassification, Exchange and Substitution. If the Common issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares of stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 5), then and in any such event each holder of Series A Preferred shall have the right, thereafter, to convert such shares of Series A Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common into which such shares of Series A Preferred might have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

  Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common (other than a recapitalization, reclassification, subdivision, combination, stock dividend or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the corporation with or into another corporation, or the sale of all or substantially all of the corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive, upon conversion of the Series A Preferred, the number of shares of stock or other securities or property of the corporation, or of successor corporation resulting from such capital reorganization, merger or consolidation or sale, to which a holder of Common deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred after the capital reorganization, merger, consolidation or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5(G) shall similarly apply to successive capital reorganizations, mergers, consolidations and sales.

  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder alike certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

Notices of Record Date. In the event that this corporation shall propose at any time:

i.    to declare any dividend or distribution upon its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

ii. to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

iii. to effect any reclassification or recapitalization of its Common outstanding involving a change in the Common; or

iv. to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the corporation shall send to the holders of the Series A Preferred:

1.   at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

2.   in the case of the matters referred to in (iii) and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of the corporation.

Section 6  Voting Rights.  Except as otherwise required by law, the holder of each share of Common issued and outstanding shall have one vote per share and each share of Series A Preferred issued and outstanding shall have the number of votes equal to the number of whole shares of Common into which such Series A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the corporation having general voting power and not separately as a class.

Section 7 Residual Rights. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common.

Section 8  Consent for Certain Repurchases of Common Stock Deemed to be Distributions.  Each holder of an outstanding share of Series A Preferred shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of repurchase between the corporation and such persons.

Section 9  Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred shall be redeemed or converted, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation , and the Articles of Incorporation of the corporation shall be amended to effect the corresponding reduction in the corporation's capital stock.

IV

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Information required by this Item is incorporated by reference from the Registrant's proxy statement for its 2005 Annual Meeting, expected to be filed with the SEC on or about January 28, 2005.

V

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporation Code.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of this corporation is 19,941,249 shares of Common Stock. No other class of shares is outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

Executed at Sunnyvale, California on 17 August 1988.

/s/ William J. Volz
William J. Volz, President
/s/ William J. Volz
William J. Volz, Secretary